                                                                    EXHIBIT 99.1
                                                                    ------------
                            [SUNAMERICA LETTERHEAD]


                                                           FOR IMMEDIATE RELEASE


            SUNAMERICA UNIT TO ACQUIRE FINANCIAL SERVICE CORPORATION
                   INCREASES OWNED BROKER-DEALER FORCE BY 20%

     LOS ANGELES - July 25, 1997 -- SunAmerica Inc. (NYSE:SAI) today announced it has agreed to acquire Financial Service Corporation (FSC). FSC owns FSC Securities Corporation, a national securities broker-dealer. Completion of the acquisition, expected prior to the end of the calendar year, is subject to certain conditions, including required regulatory approvals, completion of due diligence reviews and related agreements. Shareholders representing a majority of the outstanding shares of FSC have entered into an option and voting agreement in favor of SunAmerica and the proposed transaction.

     FSC, founded in 1958 and based in Atlanta, has approximately 1,500 affiliated independent registered representatives across the U.S. SunAmerica plans to operate FSC as a stand-alone broker-dealer in Atlanta. SunAmerica currently owns three independent broker-dealers -- Royal Alliance, SunAmerica Securities and Advantage Capital -- whose combined force of 7,400 registered representatives represents the fifth-largest securities sales force in the nation. In keeping with its ongoing strategy to expand its broker-dealer business, SunAmerica's acquisition of FSC will add a fourth broker-dealer and increase the size of its existing broker-dealer force by more than 20%, to nearly 9,000 representatives.

     "FSC is an outstanding organization with a strong management team and quality employees, and its representatives are among the most highly regarded in the industry," said Gary Krat, chairman of SunAmerica's broker-dealers.
"Growing our financial planner broker force is a top priority for SunAmerica and we will be fortunate to have FSC chairman Jim Wisner and his well-respected company as part of the SunAmerica family."

     Wisner, 55, joined FSC in 1985 and has served as chairman, president and chief executive officer since 1989. He brings to SunAmerica a long history of successful management of broker-dealer operations. Prior to his current post at FSC, Wisner was president of MONY Securities Corp., a registered broker-dealer and former affiliate of FSC. He serves on the board of directors of the IAFP's Foundation for Financial Planning and is a past chairman of the Broker-Dealer Advisory Committee. He is past vice chairman of the NASD District Business Conduct Committee and treasurer of the Board of Governors of The Certified Financial Planner Board of Standards. Wisner also is past chairman of the board of regents of the College for Financial Planning/National Endowment for Financial Education.

     "This is a positive step for our organization," Wisner said. "SunAmerica understands the importance of the independent representative in today's rapidly changing financial markets. We will have the support of a highly regarded industry leader with the capital strength and technology to enhance service to our representatives and help us grow."

     Financial Service Corporation is one of the nation's oldest firms serving independent financial services professionals. Through its subsidiaries -- FSC Securities Corporation and FSC Agency -- it distributes financial products and services in the U.S. via professional financial advisors, registered representatives and home office associates. In addition to being a registered broker-dealer and member NASD/SIPC, FSC Securities Corporation provides distinctive, value-added RIA services and access to third-party providers.

     SunAmerica is a financial services company specializing in retirement savings and investment products and services. The company holds more than $48 billion of assets, including approximately $33 billion on its balance sheet, more than $2 billion managed in mutual funds and private accounts, and nearly $13 billion under custody in retirement trust accounts.

Contact:

Karel Carnohan, Vice President
(310) 772-6535

Brent Zimmerman, Senior Manager
(310) 772-6534